Exhibit 10.44

Certain identified information has been excluded from the exhibit because it is both not material and would likely cause competitive harm if publicly disclosed.

NON-EXCLUSIVE LICENSE AGREEMENT

This Agreement is made effective as of the 19th day of January, 2016 (“Effective Date”) by and between StemoniX, Inc., a Minnesota corporation, with a principal place of business at 9081 Waverly Court, Eden Prairie, MN 55347, USA (hereinafter referred to as “LICENSEE”) and ID Pharma Co., Ltd., a Japan corporation, with a principal office at 6 Ohkubo, Tsukuba, Ibaraki 300-2611, Japan (hereinafter referred as “IDP”). LICENSEE and IDP may be referred to individually as a “Party” or collectively as the “Parties.”

Recitals

WHEREAS, IDP is the owner of license rights under certain intellectual property relating to Sendai virus vector technologies including those contained within the patents listed in Appendix A and has the right to grant licenses under the Licensed Patents;

WHEREAS, LICENSEE desires to obtain license right under the intellectual property relating to Sendai virus vectors contained in the CytoTuneTM–iPS kit for the commercialization of its products in the Territory; and

WHEREAS, LICENSEE wishes to obtain from IDP, and IDP is willing to grant to LICENSEE a license under the Licensed Patents for the development, manufacture, use and sale of the Licensed Products or the provision of Licensed Services in the Territory in accordance with the provisions of this Agreement (all capitalized terms as defined herein).

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the Parties intending to be legally bound agree as follows:

1. Definitions

For the purpose of this Agreement, the terms set forth hereinafter shall be defined as follows:

1.1 “Affiliate” means any corporation or other entity that directly or indirectly Controls, is Controlled by, or is under common Control with, another corporation or entity.

1.2 “Agreement” means this NON-EXCLUSIVE LICENSE AGREEMENT (including the appendices hereto) only.

1.3 “Anniversary Date” means the anniversary of the Effective Date in any given year.

1.4 “Control” means (a) direct or indirect ownership of fifty percent (50%) or more (or the maximum ownership interest permitted by applicable laws) of the stock or shares having the right to vote for the election of directors of such corporate entity or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

1.5 “Commercial Use” means any activity by a Customer including at least one of following activities:

(i)	use of products or services provided by the LICENSEE for the manufacture of related products distributed and/or sold to a third party including but not limited to culture media and equipment,

(ii)	use of products or services provided by the LICENSEE to provide a service, information or data to a third party for Financial Gain,

(iii)	sale, lease, distribution or transfer of products or services provided by the LICENSEE to third parties for Financial Gain, provided, however, that any such transfer by a not-for-profit organization to another not-for-profit organization solely for its internal research purposes is not considered Commercial Use, or

(iv)	sale, lease, distribution or transfer of products or services provided by the LICENSEE to for-profit organizations not for Financial Gain. For clarity, the transfer by a not-for-profit organization to a for-profit organization not for Financial Gain requires the receiving for-profit organization to take license from IDP.

For the purpose of the definition of “Commercial Use”, “Financial Gain” means any financial benefit or gain earned by the Customer where the consideration or revenue of a transaction exceeds its Cost of operating the transaction, and “Cost” means a direct material cost of Licensed Products or Licensed Services.

1.6 “Confidential Information” means any and all confidential information of a Party, including without limitation any knowledge, practice, process or other proprietary information, disclosed by a Party to the other Party under this Agreement.

1.7 “Creditable Running Royalties” means the running royalties set forth in Section 3.2 hereof.

1.8 “Customers” means any persons or entities that purchase Licensed Products or Licensed Services.

1.9 “Effective Date” has the meaning set forth in the preamble.

1.10 “Licensed Patents” means the pending patent applications and/or issued patents which are licensable by IDP as of Effective Date, as defined in Appendix A attached hereto, and any and all corresponding patents and applications to those pending patent applications and/or issued patents in the Licensed Territory including divisionals, continuations, continuations-in-part, renewals, reissues, re-examinations and extensions, provided, however that continuations-in-part hereunder shall be restricted to the scope of the disclosure of such continuations-in-part application that is entitled to the priority date of the patent application or patent above.

1.11 “Licensed Products” means (1) induced pluripotent stem cells (PSCs) and pluripotent progeny thereof and (2) differentiated cells and any of their derivatives made by LICENSEE from cells established by use of Licensed Technology.

1.12 “Licensed Services” means services using the Licensed Technology to be provided to Customers for a fee. Some non-limiting representative examples of Licensed Services include, generation of Licensed Products on behalf of Customers, as well as use of Licensed Products in activities such as data generation, conventional and high-throughput screening, hit identification, hit-to-lead generation, lead optimization, safety testing etc. For clarification, Licensed Services would also include other services requested by Customers, except those in which Licensed Products or cells derived therefrom are administered to humans or animals for therapeutic, diagnostic and prophylactic purposes.

1.13 “Licensed Technology” means the Licensed Patents and the CytoTune™-iPS kit, comprised of Sendai virus vectors expressing four reprogramming factors, OCT3/4, SOX2, KLF4, and c-MYC.

1.14 “Licensed Territory” means initially one country (the United States), and upon exercise of the Option set forth in Section 2.2 below, all areas (Worldwide).

1.15 “Net Sales” means [**************************************************************************************************

**************************************************]

1.16 “Research Activities” means (1) use of products or services provided by the LICENSEE to a Customer for internal research including drug screening and cell banking. and (2) use of products or services provided by the LICENSEE to a Customer that is a not-for-profit organization solely for its internal research use for non-commercial purposes.

1.17 “Reporting Period” means the period set forth in Section 3.2 hereof.

1.18 “Term” means the term set forth in Section 10.1 hereof.

1.19 “Third Party” means any person or entity that is not a Party to this Agreement or an Affiliate of a Party to this Agreement.

1.20 “Valid Claim” means, any claim from (1) an issued and unexpired patent that has not lapsed, been revoked or cancelled, or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction that has not been reversed in relevant part or that has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, or disclaimer or otherwise; or (2) a pending patent application being prosecuted in good faith that has not been cancelled, withdrawn, abandoned, or finally rejected.

2. Grant

2.1 IDP hereby grants to LICENSEE, and LICENSEE hereby accepts [**************] license in the Licensed Territory, during the Term, under the Licensed Technology, without the right to grant or authorize sublicenses, to use Licensed Technology to generate induced pluripotent stem cells (iPSCs) and/or their related cells, for the purpose of providing Licensed Services to Customers for a fee and to make, use, sell and have sold (including through one or more distributors) Licensed Products except for iPSCs and pluripotent progeny thereof to Customers including the rights to convey to Customers the right to use Licensed Products for their own Research Activities. To avoid misunderstanding, under the license granted herein, LICENSEE is granted the right to generate iPSCs using Licensed Technology but not the right to sell iPSCs generated using Licensed Technology to Customers or pluripotent progeny thereof.

2.2 At any time during the Term of this Agreement, LICENSEE may exercise the option to change the Licensed Territory from one country (United States) to all areas (Worldwide) (hereinafter the “Option”). In furtherance of the foregoing, during the Term of this Agreement, IDP will (a) not grant an exclusive license to the Licensed Technology anywhere outside the United States without the prior written consent of LICENSEE, and (b) upon exercise of the Option, LICENSEE shall be deemed to have been granted by IDP, without any further action by either Party, a royalty bearing, non-exclusive and non-transferable license to all areas outside of the United States, without the right to grant or authorize sublicenses, to use Licensed Technology to generate induced pluripotent stem cells (iPSCs) and/or pluripotent progeny thereof, for the purpose of providing Licensed Services to Customers for a fee and to sell Licensed Products except for iPSCs and pluripotent progeny thereof to Customers including the rights to convey to Customers the right to use Licensed Products for their own Research Activities, which license shall entitle LICENSEE to use the Licensed Technology outside of the United States only during periods for which payment of any applicable license fees described below in Article 3 is not overdue.

2.3 Moreover, notwithstanding the provision of Section 2.1, the license granted in Section 2.1 does not extend to the Commercial Use by Customers of Licensed Products or Licensed Services. LICENSEE acknowledges that the Customers will be required to be notified of these limitations when offering to sell and selling the Licensed Products or Licensed Services by means of a Limited Use License, or “User Notice.” Such User Notice will be in the form specified in Appendix B. LICENSEE will notify Customer when offering to sell and selling the Licensed Products or Licensed Services in a manner it deems appropriate and consistent with its business practices. If LICENSEE wishes to revise the notice, LICENSEE shall also provide a draft of the revised notice at least thirty (30) days before the first disclosure to a Customer of the revised User Notice for IDP’s prior written approval, such approval not to be unreasonably withheld, conditioned or delayed.

2.4 Each Party acknowledges that the rights and licenses granted under this Article 2 and elsewhere in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party. All rights with respect to intellectual property rights that are not specifically granted herein are reserved to the owner thereof.

2.5 LICENSEE shall make commercially reasonable efforts to mark Licensed Products or the results of Licensed Services (or their containers, labels, packing slips or invoices) made, sold, distributed, provided or otherwise disposed of by LICENSEE under the license granted in this Agreement or to mark product literature such as product specification sheet, brochure or leaflets with the words “Patent Pending,” and following the issuance of one or more patents, with the numbers of any applicable Licensed Patents.

2.6 The license granted hereunder does not include the right of LICENSEE to apply or administer any component of the CytoTuneTM-iPS kit, Licensed Products or cells derived therefrom to humans or animals for whatever purpose in whatever manner.

2.7 Nothing contained herein shall limit the ability of Licensee to rely on any other commercial license granted by IDP to Licensee or any third party partners of Licensee in order for Licensee to benefit from the terms of such other commercial licenses. In other words, no royalties shall be due from Licensee hereunder to the extent that Licensee operates under another commercial license to the Licensed Technology, whether such other commercial license is held by Licensee or a third party.

3. Fees and Royalties

3.1 Upfront Fee. In consideration of the rights and licenses granted under this Agreement, LICENSEE shall pay to IDP a non-creditable and non-refundable upfront fee of [*********************] for one country (United States) as the Licensed Territory, which shall be paid within sixty (60) days of the Effective Date. Upon exercise of the Option set forth in Section 2.2, LICENSEE shall pay to IDP an additional non-creditable and non-refundable upfront fee of [*********************] within sixty (60) days after the exercise of the Option.

3.2 Running Royalties. In further consideration of the license granted under this Agreement, LICENSEE shall pay to IDP a creditable and non-refundable running royalty in each year payable by LICENSEE within sixty (60) days after the close of each consecutive 12 month period after the Effective Date (hereinafter defined as “Reporting Period”) at the rate of [*********************] on Net Sales of Licensed Products or Licensed Services (hereinafter defined as “Creditable Running Royalties”).

3.3 Annual Minimum Royalty. In consideration of the licenses granted under this Agreement, LICENSEE shall pay to IDP a creditable and non-refundable Annual Minimum Royalty of [*********************] for one country (United States) as the Licensed Territory within sixty (60) days after the start of each Reporting Period (i.e. within sixty (60) days after the Effective Date for the first year and within sixty (60) days after each Anniversary Date for the second year and years thereafter) during the Term of this Agreement.

If the total amount of the Creditable Running Royalties for the preceding Reporting Period calculated according to Section 3.2 exceeds the Annual Minimum Royalty already paid for the same Reporting Period, LICENSEE shall pay to IDP only the balance between the paid Annual Minimum Royalty and the total amount of the Creditable Running Royalties for said Reporting Period within sixty (60) days after the start of the following Reporting Period. Upon exercise of the Option set forth in Section 2.2, the Annual Minimum Royalty shall be [*********************] for each complete Reporting Period thereafter. LICENSEE shall pay to IDP an additional [*********************] within sixty (60) days after the exercise of the Option for the Reporting Period in which the Option is exercised.

For avoidance of misunderstanding, LICENSEE shall pay, within sixty (60) days after the start of each Reporting Period, the Annual Minimum Royalty for the current Reporting Period PLUS the amount, if any, by which Creditable Running Royalties earned in the preceding Reporting Period exceeded the Annual Minimum Royalty paid for such Reporting Period.

4. Payment

4.1 Running royalties referred to in Section 3.2 shall be determined on a product-by-product and country by country basis, and shall be due with respect to any and all Net Sales of Licensed Products and Licensed Services in the Licensed Territory.

4.2 All the payments to IDP under this Agreement shall be made in Japanese Yen. Any wire transfer initiation fees resulting from any payments by LICENSEE hereunder shall be borne by LICENSEE. Both Parties hereto shall claim any applicable exemptions from withholdings of income tax regarding any payment to IDP under any applicable tax treaty from time to time in effect. In the event that LICENSEE determines that any amounts are required under the USA or other laws to be withheld from payments otherwise due to IDP, LICENSEE shall so notify IDP, obtain appropriate documentation of such requirement, deduct from payments to IDP the appropriate amount of withholding taxes imposed hereunder, and pay such taxes on behalf of IDP. LICENSEE shall provide IDP with receipts or certificates showing the payment of the amounts withheld pursuant to this Section 4.2 within thirty (30) days of each payment. LICENSEE shall use reasonable commercial efforts to cooperate with IDP to obtain all forms, documents, and/or other information necessary to comply with or reduce any taxes payable pursuant to this Section 4.2 or necessary to establish IDP’s right to a tax credit in respect of any such taxes. Any other taxes (other than any based on IDP’s income) levied by any authorities in the Territory shall be for the account of LICENSEE. The Parties acknowledge that, as of the Effective Date, the Convention between the Government of the United States of America and the Government of Japan for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income (the “Convention”) signed on November 6, 2003 provides that United States taxes should not be imposed on royalties received by a resident of Japan. In the event the Convention expires, changes or otherwise becomes unenforceable, the Party responsible under the then current law shall pay all taxes related to royalties.

4.3 When the Licensed Products are sold and/or made or the Licensed Service is provided for compensation for other than Japanese Yen, conversion of foreign currency to Japanese Yen will be made in the same manner as the LICENSEE converts all of its other revenues, provided that (a) such manner is consistent with United States generally accepted accounting principles, and (b) the exchange rates employed are those quoted by New York Closing Snapshot (as quoted at 4 p.m. Eastern Standard Time) in The Wall Street Journal (U.S. edition) as of the last business day of each month of a calendar year (“business day” in this section means business day which the New York foreign exchange market opens and New York Closing Snapshot provides the currency rate of the day). Such payments from LICENSEE to IDP will be without deduction of exchange charges.

4.4 Payments under this Agreement shall be made to IDP by wire transfer, to the following account:

Name:

Bank Name:

Branch Name:

Address:

Account No.:

SWIFT code:

4.5 In the event that LICENSEE fails to make timely payment of the running royalties or other consideration due under this Agreement, LICENSEE shall pay to IDP a late payment charge at a per annum rate [*********************] on any outstanding amount for the period, including the amount of underpayment discovered by the inspection of LICENSEE’s records as set forth in Section

5.3, from the date on which the sum becomes delinquent until same is fully paid. Such interest shall be IDP’s sole remedy for late payment.

5. Reports and Records

5.1 On or before the due date of the running royalties set forth in Section 3.2 of this Agreement, LICENSEE shall submit to IDP a written royalty statement showing:

(a)	Gross receipts and Net Sales of such Licensed Products and/or Licensed Services and the royalty amount due for such Reporting Period, product by product, in each country of the Territory; and
(b)	Total royalty amount due.

LICENSEE shall submit to IDP a written royalty statement even if there are no actual sales of Licensed Products and/or Licensed Services during the Reporting Period. LICENSEE shall use the royalty statement format example in Appendix C attached hereto, which may be modified under mutual written agreement.

5.2 On or before the due date for payment of the amount, if any, by which Creditable Running Royalties exceed Annual Minimum Royalties set forth in Section 3.3 of this Agreement, LICENSEE shall submit to IDP a written payment statement showing the amount, if any, by which Creditable Running Royalties exceed Annual Minimum Royalties. LICENSEE shall use the payment statement format example in Appendix D attached hereto, which may be modified under mutual written agreement.

5.3 LICENSEE shall keep records in sufficient detail to enable the fees and royalties payable by LICENSEE hereunder to be determined. Such records shall be maintained for no less than five (5) years after the year to which they pertain. LICENSEE shall permit said records to be inspected at the cost of IDP during regular business hours and on reasonable written notice by an independent auditor selected by IDP and acceptable to LICENSEE for this purpose, but only to the extent necessary to verify the amount of the fees and royalties payable hereunder to IDP; provided, however, should any inspection lead to the discovery of a greater than five percent (5%) understatement in reporting of royalties or other payments due hereunder, LICENSEE shall pay the reasonable costs and expense of such inspection and the underpayment. The auditor making such inspection shall report to IDP only the information LICENSEE is required to show on a royalty statement as well as fees referred to in Articles 3 and 4 hereunder. Such audit may be conducted no more frequently than once per calendar year during the Term, and once during the first twelve (12) month period after the Term.

6. Representations and Warranties

6.1 IDP makes (i) no warranty or representation as to the validity, scope, or enforceability of the Licensed Patents, and (ii) no warranty or representation that LICENSEE’s exercise of licenses granted in this Agreement will not infringe any patents or any intellectual property owned by any Third Party.

6.2 Each Party represents and warrants to the other that (i) such Party is a company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) such Party has the legal power and authority to execute, deliver and perform this Agreement; (iii) the execution, delivery and performance by such Party of this Agreement has been duly authorized by all necessary corporate action; (iv) this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms; and (v) the execution, delivery and performance of this Agreement will not cause or result in a violation of any law of such Party’s charter documents, or of any contract by which such Party is bound.

6.3 Except as expressly set forth herein, IDP MAKES NO REPRESENTATIONS AND EXPRESSES NO WARRANTIES OF ANY KINDS, EXPRESS OR IMPLIED, TO LICENSEE, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, THAT THE DEVELOPMENT, MANUFACTURE, USE OR SALE OF LICENSED PRODUCTS OR PROVISION OF LICENSED SERVICES SHALL NOT INFRINGE ANY PATENT OR OTHER RIGHTS OF A THIRD PARTY.

6.4 EXCEPT (A) FOR ANY CLAIMS RELATED TO A BREACH OF SECTION 7 OR (B) TO THE EXTENT OF ANY INDEMNIFICATION OBLIGATIONS UNDER SECTION 9 BELOW, IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE HEREUNDER TO THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR OTHER INDIRECT DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR LOSS OF USE DAMAGES) ARISING FROM MANUFACTURE, USE OR SALE OF LICENSED PRODUCTS, OR PROVISION OF LICENSED SERVICES, OR OTHERWISE EVEN IF THE SECOND PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

7. Confidentiality

7.1 During the Term, each Party, (i) shall maintain the other Party’s Confidential Information in strict confidence, (ii) shall limit dissemination to those of its employees who require such Confidential Information in order to perform this Agreement, (iii) shall not disclose such Confidential Information to any other person, and (iv) shall use such Confidential Information only to the extent necessary to perform this Agreement, except that these obligation shall not apply to information that:

(a) is within the public domain prior to the time of the disclosure by the disclosing Party to the receiving Party or thereafter becomes within the public domain other than as a result of disclosure by the receiving Party or any of its representatives in violation of this Agreement;

(b) was on or before the date of disclosure in the possession of the receiving Party, as evidenced by records, however maintained;

(c) is acquired by the receiving Party from a Third Party not under an obligation of confidentiality; or

(d) is hereafter developed by the receiving Party independently and without reference or access to any Confidential Information communicated to the receiving Party by the disclosing Party, as evidenced by records, however maintained.

The obligations under this Section 7.1 shall continue for five (5) years after the expiration or termination of the Term. The terms of this Agreement shall be considered Confidential Information of both Parties. Upon the expiration or early termination of this Agreement, the receiving Party shall return or destroy (and certify to the disclosing Party that it has destroyed) all Confidential Information it has received from the disclosing Party under this Agreement, as may be requested by the disclosing Party, except that one copy of such Confidential Information may be kept by the receiving Party in its confidential files for record keeping purposes only.

7.2 If the receiving Party is compelled to disclose Confidential Information of the disclosing Party by law, regulation or any governmental or competent regulatory authority or by order of a court of competent jurisdiction, any such disclosure shall not be a breach hereunder, provided that reasonable advance notice (as permissible under applicable law) is given to the disclosing Party to permit the disclosing Party an opportunity to ensure that such disclosure is subject to all applicable governmental or judicial protection available for like material.

8. Patent Enforcement

8.1 IDP shall, at its expense, use commercially reasonable efforts to file for, prosecute and maintain the Licensed Patents, using patent counsel of its choice. It is the present intention of IDP to pursue prosecution of applications of, and maintain the Licensed Patents. However, LICENSEE acknowledges that IDP, in any event, be responsible to LICENSEE for any act or omission relating to the preparation, prosecution and maintenance of any and all patent applications or patents of the Licensed Patents. LICENSEE shall have no obligation to prosecute or maintain any of the Licensed Patents.

8.2 IDP intends to enforce Licensed Patents against infringers or otherwise act to eliminate infringement, when, in IDP’s sole judgment, such action may be reasonably necessary, proper, and justified and makes reasonable business sense considering all factors. In the event that LICENSEE believes there is infringement of any Licensed Patent under this Agreement which is to LICENSEE’s detriment, LICENSEE may, subject to any of its obligations of confidentiality, provide IDP with notification and reasonable evidence of such infringement. If IDP takes action to remedy the infringement, IDP shall use commercially reasonable efforts, shall provide LICENSEE with prompt written notice of same, and LICENSEE shall provide commercially reasonable assistance as requested by, and at the expense of, IDP. Nonetheless, IDP is under no obligation to bring any action or proceeding against any entity for infringement of the Licensed Patents.

9. Indemnification

LICENSEE shall, except to the extent that the same can be shown to have been caused by the IDP Indemnified Entities (as defined below), defend, indemnify and save harmless IDP, its Affiliates, the inventors of the Licensed Patents and directors, officers, employees, and agents of IDP and its Affiliates (together, the “IDP Indemnified Entities”) from and against any and all claims, liabilities, losses, damages or expenses (including but not limited to reasonable attorneys’ fees and other costs of defending any action) that any of the IDP Indemnified Entities may sustain or incur as a result of any claim of a Third Party based on the negligence, recklessness or willful misconduct of LICENSEE or any of its employees or agents in performing its obligations or exercising the license granted pursuant to this Agreement, including any breach of the confidentiality provisions hereof.

IDP shall, except to the extent that the same can be shown to have been caused by the LICENSEE Indemnified Entities (as defined below), defend, indemnify and hold harmless LICENSEE, its Affiliates, and directors, officers, employees, and agents of LICENSEE and its Affiliates (together, the “LICENSEE Indemnified Entities”) from and against any and all claims, liabilities, losses, damages or expenses (including but not limited to reasonable attorneys’ fees and other costs of defending any action) that any of the LICENSEE Indemnified Entities may sustain or incur as a result of any claim of a Third Party based on the negligence, recklessness or willful misconduct of IDP, or any of its employees or agents in performing its obligations hereunder, including any breach of the confidentiality provisions hereof, or any allegation that any claims under the Licensed Patents are invalid and/or that the Licensed Patents and/or Licensed Products infringe the intellectual property rights of any Third Party.

10. Term and Termination

10.1 This Agreement shall be effective on the Effective Date and, unless terminated sooner as provided herein below or by a mutual agreement, shall remain in force and shall expire upon the expiration of the last to expire patent within Licensed Patents (“Term”).

10.2 Either Party may unilaterally terminate this Agreement upon the breach of any material provision hereof by the other Party if the breaching Party has not cured the breach within forty-five (45) days after the receipt of written notice thereof. In the event of any such termination, the paid minimum annual fee shall not be refundable, and LICENSEE shall pay any outstanding balance due to IDP within sixty (60) days after the termination if 3.0% of Net Sales of Licensed Products is higher than the paid minimum annual fee.

10.3 Termination by IDP. This Agreement may be terminated by IDP:

(i)	upon ten (10) days prior written notice to LICENSEE for LICENSEE’s material breach of this Agreement and LICENSEE’s failure to cure such material breach within the period in Section 10.2, or

(ii)	if LICENSEE becomes insolvent, files a petition under any bankruptcy or insolvency act, or has any such petition filed against it or any of its assets, to the extent permitted by law and not vacated or dismissed within sixty (60) days of filing, or

(iii)	immediately by giving a written notice if LICENSEE, directly or indirectly, brought any legal or administrative action challenging validity of all or part of Licensed Patents at any competent judicial or administrative organization in any country, or

(iv)	upon ten (10) days prior written notice to LICENSEE if IDP decides to terminate after the receipt of notice of a change of Control subject to the provision of Section 10.5 below.

In the event that IDP terminates this Agreement under Section 10.3(i) for LICENSEE’s unremedied material breach of this Agreement, LICENSEE shall have the right to make Licensed Products and Licensed Services available to its Customers during said ten (10) day notice period, and shall thereafter discontinue all sales of Licensed Products and provision of Licensed Services, subject to LICENSEE’s continuing obligation to make all payments due under Articles 3 and 4, including royalties on sales during such ten (10) day notice period. Upon termination of this Agreement by IDP under Section 10.3(ii)-(iv), LICENSEE shall upon termination cease any use of the Licensed Technology and cease generating, using and selling Licensed Products and providing Licensed Services.

10.4 Termination by LICENSEE. LICENSEE may terminate this Agreement without cause upon ninety (90) days written notice to IDP. In the event that LICENSEE terminates this Agreement under this Section 10.4, LICENSEE shall upon the effective date of such termination cease any use of the Licensed Technology and cease manufacturing, using and selling Licensed Products and providing Licensed Services.

10.5 Change of Control. Subject to the provision of Section 12.2, upon a change of Control of LICENSEE (for example, through a stock purchase or sale, merger, acquisition, or any other form of corporate transaction), LICENSEE shall provide written notice to IDP thirty (30) days following the occurrence of such change of Control. If (i) LICENSEE fails to provide such notice, or (ii) a party which directly or indirectly takes LICENSEE’s Control is in any legal dispute or licensing conflict with IDP and/or the owner of the Licensed Patents at the time of the occurrence of such change of Control, IDP may terminate this Agreement at IDP’s sole discretion effective immediately upon delivery of the written notice contemplated under Section 10.3(iv) (i.e., the ten (10) day written notice period will not apply).

11. Effect of Termination

All rights and obligations of the Parties set forth herein that expressly or by their nature survive the expiration or termination of this Agreement, including, without limitation, the provisions of Articles 1 (Definition), 3 (Fees and Royalties), 4 (Payment), 5 (Reports and Records), 6 (Representations and Warranties), 7 (Confidentiality), 9 (Indemnification), 10 (Term and Termination), 11 (Effect of Termination), and 12 (Miscellaneous) shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement until they are satisfied or by their nature expire and shall bind the Parties and their legal representatives, successors, and permitted assigns. For clarity, in the case of termination pursuant to Sections 10.3 or 10.4, the paid Annual Minimum Royalty shall not be refundable, and LICENSEE shall pay any outstanding balance due to IDP within sixty (60) days after the termination if the Creditable Running Royalties up to the date of termination calculated according to Section 3.2 is higher than the paid Annual Minimum Royalty.

12. Miscellaneous

12.1 Relationship of Parties. The relationship of the Parties is that of independent contractors, and nothing herein shall be construed as establishing one Party or any of its employees as the agent, legal representative, joint venture, partner, employee, or servant of the other. Except as set forth herein, neither Party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

12.2 Assignment. This Agreement is personal to each of the Parties and may not be assigned by one Party without the prior consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that either Party shall have the right to assign this Agreement as part of a sale or transfer of all or substantially all of its assets. For the purpose of providing the prior consent to a proposed assignment by LICENSEE, IDP shall have the right to meet with the proposed assignee to confirm they are not currently engaged in any legal dispute or licensing conflict with IDP regarding the Licensed Patents.

12.3 Amendment. This Agreement shall not be amended except by an instrument in writing executed by both Parties.

12.4 Entire Agreement. This Agreement, including any appendix hereto, constitutes the entire, full, and complete agreement between the Parties concerning the subject matter hereof, and supersedes all prior agreements, negotiations, representations, and discussions, written or oral, express or implied, between the Parties in relation thereto.

12.5 Governing Law. This Agreement shall be interpreted and enforced in accordance with laws of Japan, without regard to its conflicts of laws or rules, provided, that those matters pertaining to the validity or enforceability of Licensed Patents shall be interpreted and enforced in accordance with the laws of the territory in which such patent rights exist.

12.6 Dispute. Any dispute, controversy or claim arising under, out of or relating to this Agreement and any subsequent amendments of this Agreement, including, without limitation, its formation, validity, binding effect, interpretation, performance, breach or termination, as well as non-contractual claims, shall be submitted to binding arbitration in accordance with the arbitration rules then in effect of the World Intellectual Property Organization (“WIPO Arbitration Rules”), as amended. Any such arbitration shall be conducted in Tokyo, Japan, if submitted by LICENSEE, and in New York, USA, if submitted by IDP. The arbitration proceeding shall be conducted in English and by one arbitrator.

12.7 Press Release. Neither Party shall issue any press release or other public announcements relating to this Agreement without obtaining the other Party’s written approval, which approval will not be unreasonably withheld, conditioned or delayed.

12.8 Notices. All communication concerning this Agreement, including payments, notices, demands or requests required or permitted hereunder shall be given in English and in writing and shall be personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid; facsimile transmission (receipt verified); email (confirmation of receipt requested); or express courier service (signature requested), in each case to the respective address specified below, or such other address or fax number as may be specified in writing to the other Party hereto:

LICENSEE:

[*******************************************************************************************

***************************************************]

IDP:

[*******************************************************************************************

***************************************************]

12.9 Waiver. The terms and conditions of this Agreement may be waived only by a written instrument executed by the Party waiving compliance. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term shall be deemed as a continuing waiver of such condition or terms or of another condition or term.

12.10 Gender and Number. All terms used herein in any one gender or number mean and include any other gender and number as the facts, context, or sense of this Agreement may require.

12.11 Headings. Headings used herein are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

12.12 Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the Parties shall negotiate in good faith to modify this Agreement to preserve (to the extent possible) their original intent.

12.13 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

12.14 Force Majeure. Neither Party will be responsible for delays resulting from causes beyond the reasonable control of such Party, including without limitation, fire, explosion, flood, earthquake, war, strike, or riot, provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

12.15 Counterparts. This Agreement may be signed in counterparts, both of which together shall constitute one and the same Agreement, binding on the Parties as if each had signed the same document.

12.16 Compliance of law. LICENSEE shall ensure that any activity including research, marketing and sales conducted under this Agreement will comply with all applicable laws and governmental regulations in force and effect.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date below and this Agreement is effective as of the Effective Date.

StemoniX, Inc.		ID Pharma Co., Ltd.

By:	/s/ Yung-Ping Yeh	By:	/s/ Toyotaka Mori

Name:	Yung-Ping Yeh	Name:	Toyotaka Mori
Title:	CEO	Title:	Chairman of the Board

Date:	May 7, 2016	Date:	February 23, 2016

Appendix A

(Licensed Patents)

Appendix B

(User Notice)

Appendix C

(Running Royalty Statement/ format example)

Appendix D

(Annual Minimum Royalty statement/ format example)